PeopleSoft Announces Preliminary First Quarter Earnings Results


    PLEASANTON, Calif.--(BUSINESS WIRE)--April 3, 2003--PeopleSoft Inc. (Nasdaq:PSFT) today announced preliminary financial results for the quarter ended March 31, 2003. Based on preliminary information, total revenues for the quarter are expected to be $450-$455 million. Total revenues consist of license revenue of $80-$85 million and services revenue of $370-$375 million. Earnings per share are expected to be $0.11-$0.12.
    "Obviously the environment for capital spending worsened in Q1 with added concerns about the war and its impact on the already weakened economy. The result was delays in corporate purchasing worldwide," said Craig A. Conway, PeopleSoft president and CEO. "While we look forward to a return to normal spending, we expect our strong services performance combined with focused expense management will allow us to continue to report solid bottom line results."
    PeopleSoft will announce its final first quarter financial results on April 22, 2003, at which time additional commentary will be provided.

    About PeopleSoft

    PeopleSoft (Nasdaq: PSFT) is the world's leading provider of application software for the real-time enterprise. PeopleSoft pure Internet software enables organizations to reduce costs and increase productivity by directly connecting customers, suppliers, partners and employees to business processes on-line, in real time. PeopleSoft's integrated, best-in-class applications include Customer Relationship Management, Supply Chain Management, Human Capital Management, Financial Management and Application Integration. Today more than 5,000 organizations in 140 countries run on PeopleSoft software. For more information, visit us at www.peoplesoft.com.

    Note to Editors: PeopleSoft and the PeopleSoft logo are registered trademarks. All other company and product names may be trademarks of their respective owners.

    Statements made in this press release that state the Company's or management's intentions, beliefs, expectations, or predictions for the future are forward-looking statements. Readers are cautioned that these statements are only predictions and may differ materially from actual future events or results. The specific forward-looking statements relate to such matters as the Company's competitive position and its market acceptance of existing products and services, and its projected financial performance. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the Company's actual results to differ materially from those projected in such forward-looking statements. These risks, assumptions and uncertainties include: economic and political conditions in the U.S. and abroad; the ability to complete and deliver products and services within currently estimated time frames and budgets; the ability to control costs; the ability to achieve revenues from products and services that are under development; competitive and pricing pressures; and other risks referenced from time to time in the Company's filings with the Securities and Exchange Commission. Please refer to the Company's current annual report to shareholders on Form 10-K for more information on the risk factors that could cause actual results to differ.


    CONTACT: PeopleSoft Inc.
             Lori Varlas, 877/528-7413 (Investor Relations) lori_varlas@peoplesoft.com
             Kara Wilson, 925/694-4046 (Corporate Communications)
             925/408-2249 (cell)
             kara_wilson@peoplesoft.com